                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-16375

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 13, 1996
                                 $150,000,000

                           [LOGO OF AVERY DENNISON]

                          MEDIUM-TERM NOTES, SERIES D
               DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE

                                --------------

  Avery Dennison Corporation (the "Company") may offer from time to time its Medium-Term Notes, Series D, due from 9 months to 30 years from the date of issue (the "Notes"), as selected by the purchaser and agreed to by the Company, at an aggregate initial offering price not to exceed $150,000,000 or its equivalent in another currency or composite currency.

  The Notes may be denominated in U.S. dollars or in such foreign currencies, currency units or composite currencies, as may be designated by the Company at the time of offering. The specific currency, currency unit or composite currency, issue price and maturity date of any Note, as well as certain federal income tax considerations, will be set forth in a Pricing Supplement to this Prospectus Supplement. Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs (as defined herein) will not be sold in, or to residents of, the country issuing the Specified Currency. See "Description of Notes."

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will bear interest at a fixed rate or rates (a "Fixed Rate Note") or at a floating rate (a "Floating Rate Note") determined by reference to the Commercial Paper Rate, the Prime Rate, LIBOR, the Treasury Rate, the CD Rate, the Federal Funds Rate or such other interest rate formula as set forth in the applicable Pricing Supplement, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Notes. Interest rates and interest rate formulas are subject to change by the Company, but no such change will affect any Notes already issued or as to which an offer to purchase has been accepted by the Company. Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be payable on each July 15 and January 15 and at maturity. Interest on the Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. Unless a Redemption Commencement Date or a Repayment Commencement Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable or repayable prior to their Stated Maturity. If a Redemption Commencement Date or a Repayment Commencement Date is so specified, the Notes will be redeemable at the option of the Company, or repayable at the option of the holder, or both (as specified therein) at any time on or after such date as described herein.

  The Notes offered hereby will be issued in global or definitive form in a minimum denomination of $100,000 or the approximate equivalent thereof in the Specified Currency, as specified in the applicable Pricing Supplement. A global Note representing Book-Entry Notes will be registered in the name of the nominee of The Depository Trust Company, which will act as depositary (the "Depositary"). Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described herein under "Description of Notes--Book-Entry System," owners of beneficial interests in a global Note will not be entitled to receive physical delivery of Notes in definitive form, and no global Note will be exchangeable except for another global Note of like denomination and terms to be registered in the name of the Depositary or its nominee. See "Description of Notes".

                                --------------

   THESE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY
    PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                                --------------

                     PRICE TO         AGENTS'               PROCEEDS TO
                    PUBLIC (1)    COMMISSIONS (2)          COMPANY (2)(3)
                    ----------    ---------------          --------------
Per Note..........     100%         .125%--.750%          99.875%--99.250%
Total (4)......... $150,000,000 $187,500--$1,125,000 $149,812,500--$148,875,000

-------
(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing Supplement.
(2) The Company will pay the Agents a commission of from .125% to .750%, depending on maturity, of the principal amount of any Notes sold through them as Agents. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting estimated expenses of $225,000 payable by the Company, including expenses of the Agents to be reimbursed by the Company.
(4) Or the equivalent thereof in foreign currencies or currency units.

                                --------------

  Offers to purchase Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of the Company. Notes may be sold to the Agents on their own behalf at negotiated discounts. The Company reserves the right to sell Notes directly on its own behalf. The Company also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. No termination date for the offering of the Notes has been established. The Company or the Agents may reject any order as a whole or in part. See "Supplemental Plan of Distribution".

                                --------------
GOLDMAN, SACHS & CO.                                          J.P. MORGAN & CO.

         The date of this Prospectus Supplement is December 16, 1996.

  IN CONNECTION WITH THE DISTRIBUTION OF THE NOTES, THE AGENTS MAY EFFECT TRANSACTIONS IN THE NOTES WITH A VIEW TO STABILIZING OR MAINTAINING THE MARKET PRICES OF THE NOTES AT LEVELS OTHER THAN THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN ANY OVER-THE-COUNTER MARKET OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sales of the Notes to reduce domestic variable-rate short-term borrowings, to reduce or retire from time to time other indebtedness and for other general corporate purposes.

                             DESCRIPTION OF NOTES

GENERAL

  The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms not otherwise defined herein have the meanings set forth in the accompanying Prospectus.

  The Notes constitute a single series for purposes of the Indenture and are limited in amount as set forth on the cover page hereof. The foregoing limit, however, may be increased by the Company if in the future it determines that it may wish to sell additional Notes. For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of Debt Securities" in the Prospectus.

  Unless previously redeemed, a Note will mature on the date ("Stated Maturity") from 9 months to 30 years from its date of issue that is specified on the face thereof and in the applicable Pricing Supplement or, if such Note is a Floating Rate Note (as defined below) and such specified date is not a Market Day with respect to such Note, the next succeeding Market Day (or, in the case of a LIBOR Note (as defined below), if such next succeeding Market Day falls in the next calendar month, the next preceding Market Day). As used herein, the term "Market Day" means (a) with respect to any Note (other than any LIBOR Note), any Business Day, and (b) with respect to any LIBOR Note, any such day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. The term "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, which is (i) not a day on which banking institutions generally are authorized or obligated by law or executive order to close in the Place of Payment (as defined in the Indenture), and (ii) if the Note is denominated in a Specified Currency (as defined below) other than U.S. dollars, not a day on which banking institutions are authorized or obligated by law or executive order to close in the financial center of the country issuing the Specified Currency (which in the case of European Currency Units ("ECUs") shall be Brussels, in which case "Business Day" shall not include any day that is a non-ECU clearing day as determined by the ECU Banking Association in Paris).

  Each Note will be denominated in a currency, currency unit or composite currency ("Specified Currency") as specified on the face thereof and in the applicable Pricing Supplement, which may include U.S. dollars or any other currency or composite currency set forth in the applicable Pricing Supplement. Purchasers of the Notes are required to pay for them by delivery of the requisite amount of the Specified Currency to an Agent (as defined herein), unless other arrangements have been made. Unless otherwise specified in the applicable Pricing Supplement, payments on the Notes will be made in the applicable Specified Currency; provided that, at the election of the holder thereof and in certain circumstances at the option of the Company, payments on Notes denominated in other than U.S. dollars may be made in U.S. dollars. See "Payment of Principal and Interest".

  Each Note will be represented by either a global security (a "Global Security") registered in the name of a nominee of the Depositary (each such Note represented by a Global Security being herein referred to as a "Book-Entry Note") or a certificate issued in definitive registered form, without coupons (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Except as set forth under "Book-Entry System" below, Book-Entry Notes will not be issuable in certificated form. So long as the Depositary or its nominee, as the case may be, is the registered owner of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture and the Book-Entry Notes except as otherwise noted therein. The Company understands, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a Global Security to exercise certain rights of holders of Notes, and the Indenture provides that the Company, the Trustee and their respective agents will treat as the holder of a Note the persons specified in a written statement of the Depositary with respect to such Global Security for purposes of obtaining any consents or directions required to be given by holders of the Notes pursuant to the Indenture. It is currently contemplated that only Notes that have a Specified Currency of U.S. dollars will be issued as Book-Entry Notes. See "Book-Entry System" below.

  Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of any Note denominated in U.S. dollars will be $100,000 and integral multiples of $1,000 in excess thereof. The authorized denominations of any Note denominated in other than U.S. dollars will be the amount of the Specified Currency for such Note equivalent, at the noon buying rate for cable transfers in The City of New York for such Specified Currency (the "Exchange Rate") on the sixth Business Day next preceding the date on which the Company accepts the offer to purchase such Note, to U.S. $100,000 (rounded down to an integral multiple of 10,000 units of such Specified Currency) and any greater amount that is an integral multiple of 10,000 units of such Specified Currency, unless otherwise specified in the applicable Pricing Supplement.

  Notes will be sold in individual issues of Notes having such interest rate or interest rate formula, if any, Stated Maturity and date of original issuance as shall be specified in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, each Note will bear interest at either (i) a fixed rate (a "Fixed Rate Note") or (ii) a floating rate (a "Floating Rate Note") determined by reference to the interest rate formula, which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier (each term as defined below).

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund, and will not be redeemable at the option of the Company, or repayable at the option of the holders of such Notes, prior to their Stated Maturity. If the applicable Pricing Supplement specifies a date on or after which a Note will be redeemable at the option of the Company (a "Redemption Commencement Date") or a date on or after which a Note will be repayable at the option of the holder of such Note (a "Repayment Commencement Date"), the applicable Pricing Supplement will also specify an initial redemption price (a "Redemption Price") or an initial repayment price (a "Repayment Price") (in each case expressed as a percentage of the principal amount of such Note), and an amount by which the initial Redemption Price or the initial Repayment Price will be reduced on each anniversary of the Redemption Commencement Date or Repayment Commencement Date, as the case may be; provided that the Redemption Price or Repayment Price shall not be less than 100% of the principal amount of the Note. Upon any such repurchase or redemption of any Note by the Company, the Company will pay any accrued interest on such Note to the redemption or repayment date. With respect to the redemption of Global Securities, the Depositary advises that if less than all of the Notes with like tenor and terms are to be redeemed, the particular interests (in integral multiples of $1,000) in the Book-Entry Notes representing the Notes to be redeemed shall be selected by the Depositary's impartial lottery procedures.

  The Pricing Supplement relating to each Note will describe the following terms: (i) the Specified Currency with respect to such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note, including the authorized denominations and certain federal income tax considerations); (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued; (iii) the date on which such Note will be issued; (iv) the date on which such Note will mature; (v) whether such Note is a Fixed Rate or a Floating Rate Note;
(vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest and the interest payment date or dates, if different from those set forth below under "Fixed Rate Notes"; (vii) if such Note is a Floating Rate Note, the interest rate basis (the "Interest Rate Basis") for each such Floating Rate Note which will be (a) the Commercial Paper Rate (as defined below), in which case such Note will be a Commercial Paper Rate Note,
(b) the Prime Rate (as defined below), in which case such Note will be a Prime Rate Note, (c) the London Interbank Offered Rate ("LIBOR"), in which case such Note will be a LIBOR Note, (d) the Treasury Rate (as defined below), in which case such Note will be a Treasury Rate Note, (e) the CD Rate (as defined below), in which case such Note will be a CD Rate Note, (f) the Federal Funds Rate (as defined below), in which case such Note will be a Federal Funds Rate Note, or (g) such other interest rate formula as is set forth in such Pricing Supplement, and, if applicable, the Calculation Agent, the Index Maturity, the Spread or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, the Calculation Date, the Interest Determination Dates, the Interest Reset Dates and the Interest Rate Reset Period (each term as defined below) with respect to such Floating Rate Note; (viii) whether such Note is subject to a sinking fund, or may be redeemed at the option of the Company, or repaid at the option of the holder, prior to the Stated Maturity and, if so, the provisions relating to such sinking fund, redemption or repayment; (ix) whether such Note will be issued initially as a Book-Entry or a Certificated Note; and (x) any other terms of such Note not inconsistent with the provisions of the Indenture.

  Certificated Notes may be presented for registration of transfer or exchange at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York.

FIXED RATE NOTES

  Unless otherwise specified in the applicable Pricing Supplement, each Fixed Rate Note will bear interest from its date of issue or from the most recent Interest Payment Date (as defined below) to which interest on such Note has been paid or duly provided for at the fixed rate per annum stated on the face thereof and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Unless otherwise indicated in the applicable Pricing Supplement, interest on such Fixed Rate Note will be payable semiannually each July 15 and January 15 (each, with respect to a Fixed Rate Note, an "Interest Payment Date") and at Stated Maturity or upon earlier redemption or repayment ("Maturity"). Each payment of interest in respect of an Interest Payment Date will include interest accrued to but excluding such Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable on each Interest Payment Date and at Maturity as specified below under "Payment of Principal and Interest".

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest from its date of issue or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for, or if the applicable Interest Reset Period (as defined below) is weekly, from the day following the date of issue or the most recent Regular Record Date, at the rate per annum determined pursuant to the interest rate formula stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date (as defined under "Payment of Principal and Interest" with respect to Floating Rate Notes) and at Maturity as specified below under "Payment of Principal and Interest".

  The interest rate for each Floating Rate Note will be determined by reference to an Interest Rate Basis which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier (both terms as defined below). A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Rate"); and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Rate"). The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement. Unless otherwise provided in the applicable Pricing Supplement, the Trustee will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

  Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Period"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the date on which the rate of interest on a Floating Rate Note resets (each an "Interest Reset Date") will be, in the case of Floating Rate Notes which reset daily, each Market Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week (except as provided below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year as specified in the applicable Pricing Supplement; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate as set forth in the applicable Pricing Supplement (the "Initial Interest Rate") and (b) with respect to Floating Rate Notes that reset daily or weekly, the interest rate in effect for each day following the second Market Day prior to an Interest Payment Date to, but excluding, such Interest Payment Date, and for each day following the second Market Day prior to Maturity, shall be the rate in effect on such second Market Day. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Market Day with respect to such Floating Rate Note, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

  The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a CD Rate Note (the "CD Rate Interest Determination Date") and for a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date") will be the second Market Date preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "Libor Interest Determination Date") will be the second Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week, and the Interest Reset Date in such next succeeding week will be the Monday in such week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Market Day immediately following such auction date. The Interest Determination Date for any other Floating Rate Note will be as specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day or (ii) the Market Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

  All percentages resulting from any calculations referred to in this Prospectus Supplement will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upward (e.g., 9.876546% (or .09876546) being rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

  Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

 COMMERCIAL PAPER RATE NOTES

  Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) for the relevant Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper". In the event that such rate is not published by 3:00 P.M., New York City time, on the relevant Calculation Date, then the Commercial Paper Rate with respect to such Interest Reset Date shall be the Money Market Yield on such Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading

"Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of U.S. dollar commercial paper in The City of New York (which may include the Agents) selected by the Calculation Agent for U.S. dollar commercial paper having the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Interest Reset Date will be the Commercial Paper Rate in effect on the day prior to such Commercial Paper Interest Determination Date (or, if the Initial Interest Rate is then in effect, the Commercial Paper Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

  "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:


                                              360 X D
                Money Market Yield = 100 X -------------
                                           360 - (D X M)


where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period from, and including, the Interest Reset Date to, but excluding, the day that numerically corresponds to such Interest Reset Date (or, if there is not any such numerically corresponding day, the last day) in the calendar month that is the number of months corresponding to the specified Index Maturity after the month in which such Interest Reset Date occurs.

 PRIME RATE NOTES

  Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates specified on the face of the Prime Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Reset Date, the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such Interest Reset Date will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date of three major banks in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Reset Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date (or, if the Initial Interest Rate is then in effect, the Prime Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

 LIBOR NOTES

  LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any), and will be payable on the dates specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, LIBOR, with respect to any Interest Reset Date, will be determined by the Calculation Agent in accordance with the following provisions:

  (i) On the relevant LIBOR Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, either (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the specified Index Maturity that appears on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the offered rate for deposits in U.S. dollars having the specified Index Maturity that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace page LIBO on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of such Interest Reset Date will be determined as if the parties had specified the rate described in (ii) below.

  (ii) On any LIBOR Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on the Reuters Screen LIBO Page as specified in (i)(a) above or on which no rate for the applicable Index Maturity appears on the Telerate Page 3750, as specified in (i)(b) above, as applicable, the Calculation Agent will request the principal London offices of four major banks in the London interbank market, as selected by the Calculation Agent (the "Reference Banks"), to provide the Calculation Agent with their offered quotations for deposits in U.S. dollars having the specified Index Maturity to prime banks in the London interbank market at approximately 11:00 A.M., London time, commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount that, in the Calculation Agent's judgment, is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR in respect of such Interest Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of such Interest Reset Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Reset Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the specified Index Maturity, such loans commencing on the Interest Reset Date and in a principal amount equal to an amount that, in the Calculation Agent's judgment, is representative for a single transaction in such market at such time; provided, however, that if the banks in The City of New York selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such Interest Reset Date will be LIBOR in effect on the day prior to such LIBOR Interest Determination Date (or, if the Initial

Interest Rate is then in effect, LIBOR will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

 TREASURY RATE NOTES

  Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if
any) and will be payable on the dates specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States ("Treasury bills") having the specified Index Maturity as published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--Auction Average (Investment)" or, if not so published by 9:00 A.M., New York City time, on the relevant Calculation Date, the Bond Equivalent Yield (as defined below) of the auction average rate for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not otherwise reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be the rate set forth in H.15
(519) for the relevant Treasury Interest Determination Date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market." In the event such rate is not published by 3:00 P.M., New York City time, on the relevant Calculation Date, then the Treasury Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Interest Reset Date will be the Treasury Rate in effect on the day prior to such Treasury Interest Determination Date (or, if the Initial Interest Rate is then in effect, the Treasury Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

  "Bond Equivalent Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                               D X N
             Bond Equivalent Yield = 100 X --------------
                                            360 - (D X M)


where "D" refers to the per annum rate for Treasury bills, quoted on a bank discount basis and expressed as a decimal; "N" refers to 365 or 366, as the case may be; and "M" refers to the actual number of days in such period and, otherwise, the actual number of days in the period from, and including, the Interest Reset Date to, but excluding, the day that numerically corresponds to that Interest Reset Date (or, if there is not any such numerically corresponding day, the last day) in the calendar month that is the number of months corresponding to the specified Index Maturity after the month in which that Interest Reset Date occurs.

 CD RATE NOTES

  CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates specified on the face of the CD Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Reset Date, the rate for the relevant CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not published by 9:00 A.M., New York City time, on the relevant Calculation Date, then the CD Rate shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity in an amount that, in the Calculation Agent's judgment, is representative for a single transaction in such market at such time; provided, however, that if any of the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to such Interest Reset Date will be the CD Rate in effect on the day prior to such CD Rate Interest Determination Date (or, if the Initial Interest Rate is then in effect, the CD Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

  CD Rate Notes, like other Notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

 FEDERAL FUNDS RATE NOTES

  Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Reset Date, the rate on the relevant Federal Funds Rate Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate for such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of such rates, as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of U.S. dollar Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if any of the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Reset Date will be the Federal Funds Rate in effect on the day prior to such Federal Funds Interest Determination Date (or, if the Initial Interest Rate is then in effect, the Federal Funds Rate will be the Initial Interest Rate and will not be adjusted by any Spread or Spread Multiplier).

 FOREIGN CURRENCY AND INDEX-LINKED NOTES

  If any Note is not to be denominated in U.S. dollars, certain provisions with respect thereto will be set forth in a foreign currency Pricing Supplement which will indicate the Specified Currency in which the principal, premium, if any, and interest with respect to such Note are to be paid, along with any other terms relating to the Specified Currency. The Pricing Supplement also will specify specific historic exchange rate information, certain currency risks relating to the specific currencies selected, certain investment considerations and certain additional tax considerations.

  Amounts due on a Note in respect of principal, premium, if any, and interest may be determined with reference to (a) a currency exchange rate or rates, (b) a securities or commodities exchange index, (c) the value of a particular security or commodity or (d) any other index or indices (any such Note being herein referred to as an "Index-Linked Note"). The Pricing Supplement relating to an Index-Linked Note will set forth the method and terms on which the amount of principal payable at Maturity and interest, premium or the amortized face amount, if any, will be determined, the tax consequences to holders of Index-Linked Notes, a description of certain risks associated with investments in Index-Linked Notes and other information relating to such Index-Linked Notes.

PAYMENT OF PRINCIPAL AND INTEREST

  Payments of principal of (and premium, if any) and interest on all Book-Entry Notes will be payable in accordance with the procedures of the Depositary and its Participants in effect from time to time as described under "Book-Entry System" below. Unless otherwise specified in the applicable Pricing Supplement, payments of principal of (and premium, if any) and interest on all Fixed Rate Notes and Floating Rate Notes will be made in the applicable Specified Currency; provided, however, that payments of principal of (and premium, if any) and interest on Notes denominated in other than U.S. dollars will nevertheless be made in U.S. dollars (i) with respect to Certificated Notes, at the option of the holders thereof under the procedures described in the two following paragraphs and (ii) with respect to any Notes, at the option of the Company in the case of the imposition of exchange controls or other circumstances beyond the control of the Company as described in the last paragraph under this heading.

  Unless otherwise specified in the applicable Pricing Supplement, and except as provided in the next paragraph, payments of interest and principal (and premium, if any) with respect to any Certificated Note denominated in other than U.S. dollars will be made in U.S. dollars if the registered holder of such Note on the relevant Regular Record Date (as defined below) or at Maturity, as the case may be, has transmitted a written request for such payment in U.S. dollars to the Trustee at its corporate trust office in the Borough of Manhattan, The City of New York on or prior to such Regular Record Date or the date 15 calendar days prior to Maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable or telex or, if promptly confirmed in writing, by other form of facsimile transmission. Any such request made with respect to any Certificated Note by a registered holder will remain in effect with respect to any further payments of interest and principal (and premium, if any) with respect to such Note payable to such holder, unless such request is revoked on or prior to the relevant Regular Record Date or the date 15 calendar days prior to Maturity, as the case may be. Holders of Certificated Notes denominated in other than U.S. dollars whose Notes are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made.

  Unless otherwise specified in the applicable Pricing Supplement, the U.S. dollar amount to be received by a holder of a Note (including a Book-Entry
Note) denominated in other than U.S. dollars who elects to receive payment in U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent (as defined below) as of 11:00 A.M. New York City time on the second Business Day next preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all holders of Notes electing to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available on the second Business Day preceding the date of payment of principal (and premium, if any) or interest with respect to any Note, such payment will be made in the Specified

Currency. All currency exchange costs associated with any payment in U.S. dollars on any such Note will be borne by the holder thereof by deductions from such payment. Unless otherwise provided in the applicable Pricing Supplement, the Trustee will be the exchange rate agent (the "Exchange Rate Agent") with respect to the Notes.

  Interest will be payable to the person in whose name a Note is registered (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary) at the close of business on the Regular Record Date next preceding each Interest Payment Date, which, with respect to Fixed Rate Notes, shall be the close of business on the July 1 or January 1 immediately preceding such Interest Payment Date or such other Regular Record Date specified in the applicable Pricing Supplement, and with respect to Floating Rate Notes, shall be the close of business on the fifteenth calendar day prior to such Interest Payment Date (the "Regular Record Date"); provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary). The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date.

  Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset daily, on the dates specified in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at Maturity. If an Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Market Day with respect to such Note, such Interest Payment Date will be the next succeeding Market Day (or, in the case of a LIBOR Note, if such day falls in the next calendar month, the next preceding Market Day).

  Payments of interest on any Fixed Rate Note or Floating Rate Note with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date; provided, however, that if the Interest Reset Period with respect to any Floating Rate Note is daily or weekly, interest payable on such Note on any Interest Payment Date, other than interest payable on the date on which principal on such Note is payable, will include interest accrued through but excluding the day following the next preceding Regular Record Date.

  With respect to a Floating Rate Note, accrued interest from (and including) the date of issue or from (and including) the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from (and including) the date of issue, or from (and including) the last date to which interest has been paid, to but excluding the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes or Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  Any payment on any Note due on any day which is not a Market Day, need not be made on such day, but may be made on the next succeeding Market Day (or, in the case of a LIBOR Note, if such day falls in the next calendar month, the next preceding Market Day) with the same force and effect as if made on the due date, and no interest shall accrue for the period from and after such date.

  Payment of the principal of (and premium, if any) and any interest due with respect to any Certificated Note at Maturity to be made in U.S. dollars will be made in immediately available funds upon surrender of such Note at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, provided that the Certificated Note is presented to the Paying Agent (as defined in the Indenture) in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest with respect to Certificated Notes to be made in U.S. dollars other than at Maturity will be made by check mailed by first class mail to the address of the person entitled thereto as it appears in the Security Register (as defined in the Indenture). A holder may elect to receive such payments of interest by wire transfer of immediately available funds to a designated account maintained in the United States upon receipt by the Trustee of written instructions from such holder not later than the Regular Record Date for the related Interest Payment Date. Such instructions shall remain in effect with respect to payments of interest made to such holder on subsequent Interest Payment Dates unless revoked or changed by written instructions received by the Trustee from such holder, provided that any such written revocation or change which is received by the Trustee after a Regular Record Date and before the related Interest Payment Date shall not be effective with respect to the interest payable on such Interest Payment Date.

  The total amount of any principal, premium, if any, and interest due on any Global Security representing one or more Book-Entry Notes on any Interest Payment Date or at Maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary. The Depositary will allocate such payments to each Book-Entry Note represented by such Global Security and make payments to the owners or holders thereof in accordance with its existing operating procedures. Neither the Company nor the Trustee shall have any responsibility or liability for such payments by the Depositary. So long as the Depositary or its nominee is the registered owner of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture and the Book-Entry Notes except as otherwise noted therein. The Company understands, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a Global Security to exercise certain rights of holders of Notes, and the Indenture provides that the Company, the Trustee and their respective agents will treat as the holder of a Note the persons specified in a written statement of the Depositary with respect to such Global Security for purposes of obtaining any consents or directions required to be given by holders of the Notes pursuant to the Indenture. See "Book-Entry System."

  Unless otherwise specified in the applicable Pricing Supplement, payments of interest and principal (and premium, if any) with respect to any Note to be made in a Specified Currency other than U.S. dollars will be made by wire transfer of immediately available funds to such account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, to an ECU account) or other jurisdiction acceptable to the Company and the Trustee as shall have been designated at least five Business Days prior to the Interest Payment Date or Maturity, as the case may be, by the registered holder of such Note on the relevant Regular Record Date or at Maturity, provided that, in the case of payment of principal (and premium, if any) and any interest due at Maturity, the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Such designation shall be made by filing the appropriate information with the Trustee at its corporate trust office in the Borough of Manhattan, The City of New York and, unless revoked by written notice to the Trustee received by the Trustee on or prior to the date five Business Days prior to the applicable Interest Payment Date or

Maturity, as the case may be, any such designation made with respect to any Note by a registered holder will remain in effect with respect to any further payments with respect to such Note payable to such holder. If a payment with respect to any such Note cannot be made by wire transfer because the required designation has not been received by the Trustee on or before the requisite date or for any other reason, a notice will be mailed to the holder at its registered address requesting a designation pursuant to which such wire transfer can be made and, upon the Trustee's receipt of such a designation, such payment will be made within five Business Days of such receipt. The Company will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but any tax, assessment or governmental charge imposed upon payments will be borne by the holders of the Notes in respect of which payments are made.

  If the principal of (and premium, if any) or interest on any Note is payable in other than U.S. dollars and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to holders of the Notes by making such payment in U.S. dollars on the basis of the most recently available Exchange Rate. Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute an Event of Default (as defined in the Prospectus) under the Indenture.

BOOK-ENTRY SYSTEM

  Upon issuance, all Book-Entry Notes bearing interest at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, Specified Currency, Stated Maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary. Currently, the Depositary accepts deposits of Global Securities denominated in U.S. dollars only.

  With respect to any Book-Entry Note denominated in a Specified Currency other than U.S. dollars, the Depositary currently has elected to have payments of principal (and premium, if any) and interest on such Note made in U.S. dollars unless notified by any of its Participants (as defined below) through which an interest in such Note is held that it elects to receive such payment of principal (or premium, if any) or interest in such Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, a Beneficial Owner (as defined below) of Book-Entry Notes denominated in a Specified Currency other than U.S. dollars electing to receive payments of principal (or any premium) or interest in a currency other than U.S. dollars must notify the Participant through which its interest is held on or prior to the applicable Record Date, in the case of a payment of interest, and on or prior to the sixteenth day prior to Maturity, in the case of principal or premium, of such Beneficial Owner's election to receive all or a portion of such payment in such Specified Currency. Such Participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or after such sixteenth day. The Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or after such sixteenth day. If complete instructions are received by the Participant and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, the Beneficial Owner will receive payments in the Specified Currency.

  The Depositary has advised the Company as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (or their representatives) own the Depositary. Access to the Depositary's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants. Upon the issuance by the Company of Book-Entry Notes represented by any Global Security, the Depositary will credit, on its book-entry system, the respective principal amounts of the Book-Entry Notes represented by such Global Security to the accounts of Participants. The accounts to be credited shall be designated by the agents of the Company with respect to such Book-Entry Notes, by certain other agents of the Company or by the Company if such Book-Entry Notes are offered and sold directly by the Company. The ownership interest of each actual purchaser of each Book-Entry Note (a "Beneficial Owner") will be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in Book-Entry Notes are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Notes, except as set forth below. To facilitate subsequent transfers, all Book-Entry Notes deposited by Participants with the Depositary will be registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Book-Entry Notes with the Depositary and their registration in the name of Cede & Co. will not effect any change in beneficial ownership. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Book-Entry Notes represented by any Global Security.

  So long as the Depositary for any Global Security, or its nominee, is the registered owner of such Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Notes represented by such Global Security for all purposes of such Notes and for all purposes under the Indenture.

  With respect to any Book-Entry Note, unless the Depositary has notified the Company that it is unwilling or unable to continue as depositary therefor, the Depositary has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, the Company has delivered to the Trustee a written notice that all Book-Entry Notes shall be exchangeable, an Event of Default (as defined below under "Description of Debt Securities--Events of Default" in the accompanying Prospectus) has occurred and is continuing with respect to the Notes represented thereby or as otherwise set forth in the applicable Pricing Supplement, owners of beneficial interests in such Book-Entry Note will not be entitled to have the Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes in exchange therefor and will not be considered to be the owners or holders of any Notes represented thereby under the Indenture or such Book-Entry Note. Unless and until it is exchanged in whole or in part for individual certificates evidencing the Book-Entry Notes represented thereby, any Global Security may not be transferred except as a whole by the depositary for such Global Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee to a successor depositary or any nominee of such successor.

  The Company expects that conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither the Depositary nor Cede & Co. will consent or vote with respect to Notes; the Company has been advised that the Depositary's usual procedure is to mail an omnibus proxy to the Company as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on such record date (identified in a listing attached to the omnibus proxy).

  Settlement for Book-Entry Notes will be made by the purchasers thereof in immediately available funds. As long as the Depositary continues to make its same day funds settlement system available to the Company, all payments of principal of (and premium, if any) and interest on a Book-Entry Note held by the Depositary or its nominee will be made by the Company in immediately available funds.

  Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, Book-Entry Notes will trade in the Depositary's same-day funds settlement system, and secondary market trading activity in those securities will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in Book-Entry Notes.

  Payments of principal of (and premium, if any) and interest on the Book-Entry Notes represented by a Global Security registered in the name of the Depositary or its nominee will be made by the Company through the Trustee to the Depositary or its nominee, as the case may be, as the registered owner of such Global Security. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company has been advised that the Depositary will credit the accounts of Direct Participants with payment in amounts proportionate to their respective holdings in any Global Security as shown on the records of the Depositary. The Company has been advised that the Depositary's practice is to credit Direct Participants' accounts on the applicable payment date unless the Depositary has reason to believe that it will not receive payment on such date. The Company expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers. Such payments will be the responsibility of such Participants.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates). It deals only with Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). BECAUSE THE EXACT PRICING AND OTHER TERMS OF THE NOTES WILL VARY, NO

ASSURANCE CAN BE GIVEN THAT THE CONSIDERATIONS DESCRIBED BELOW WILL APPLY TO A PARTICULAR ISSUANCE OF NOTES. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF PARTICULAR NOTES (WHERE APPLICABLE) WILL BE SUMMARIZED IN THE PRICING SUPPLEMENT RELATING TO SUCH NOTES. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or
(iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. The term also includes certain former citizens of the United States. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

  PAYMENTS OF INTEREST. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes).

  ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes").

  For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold for money (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest. In addition, under final Treasury Regulations (the "OID Regulations") promulgated by the Internal Revenue Service (the "IRS") under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code"), if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

  Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting for federal income tax purposes). Holders of Notes with a de minimis amount of original issue discount, as described above, will generally include such original issue discount in income as capital gain on a pro rata basis as principal payments are made on the Note. A U.S. Holder of a Discount Note that matures more than one year from the date of issuance must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method based on a compounding of interest in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount
Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

  Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

  A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate is a qualified floating rate if it is equal to either (1) the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 or (2) the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate (other than a qualified floating rate) that is obtained using a single fixed formula and that is based on objective financial or economic information outside of the issuer's control. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

  If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the term of the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

  In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

  Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

  If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. Generally, if a Variable Note is treated as a contingent payment obligation, interest payments thereon will be treated as "contingent interest" payments. Under recently issued Treasury Regulations, any contingent interest payments on a Variable Note would be includible in income in a taxable year whether or not the amount of any payment is fixed or determinable in that year. The amount of interest included in income in any particular accrual period would be determined by constructing a projected payment schedule (as determined under the Regulations) for the Variable Note and applying daily accrual rules similar to those for accruing original issue discount on Notes issued with original issue discount (as discussed above). If the actual amount of contingent interest payments is not equal to the projected amount, an adjustment to income at the time of the payment must be made to reflect the difference.

  Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

  U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

  SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for

United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  MARKET DISCOUNT. If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its stated redemption price at maturity or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

  Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on an economic accrual basis. If such Note is disposed of in a nontaxable transaction (other than as provided in Sections 1276(c) and (d) of the Code), accrued market discount will be includible as ordinary income to the U.S. Holder as if such U.S. Holder had sold the Note at its then fair market value.

  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions (including a nontaxable transaction other than as provided by Sections 1276(c) and (d) of the Code), because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

  PREMIUM. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

  DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year. The excess of the net long-term capital gains over the net short term capital losses is taxed at a lower rate than ordinary income for certain corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  EXTENSION OF MATURITY. As described above under the heading "Description of Notes--Extension of Maturity," the issuer may have the option to extend the maturity of a Note and, if the issuer exercises such option, the Holder will have the option to require the issuer to repay the Note on the Maturity Date. The election by the Company to extend the maturity of a Note will, under certain circumstances, be treated for federal income tax purposes as a taxable exchange of such Note for a modified note. See "Disposition of a Note." Purchase of such Notes should carefully examine the applicable Pricing Supplement and should consult with their tax advisors with respect to such a feature since the tax consequences will depend, in part, on the particular terms and features of the Note.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is a controlled foreign corporation related directly or indirectly to the Company through stock ownership, or is a bank receiving interest described in Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. In addition, the Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

  Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder.

  If a non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on interest (including any original issue discount) and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a U.S. Holder. See the discussion above regarding U.S Holders. In lieu of the certificate described above, such a Holder will be required to provide to the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original issue discount) on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

  The Notes will not be includible in the estate of a non-U.S. Holder unless the individual owns, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Backup withholding of United States Federal income tax at a rate of 31% may apply to payments (including original issue discount) made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  Under current Treasury Regulations, payment on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under proposed Treasury Regulations, backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

  Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                            FOREIGN CURRENCY RISKS

  THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS AND PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN THE NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN THE NOTES DENOMINATED IN A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS

  THE INFORMATION SET FORTH IN THIS PROSPECTUS SUPPLEMENT IS DIRECTED TO PROSPECTIVE PURCHASERS WHO ARE UNITED STATES RESIDENTS, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS WHO ARE RESIDENTS OF COUNTRIES OTHER THAN THE UNITED STATES WITH RESPECT TO ANY MATTERS THAT MAY AFFECT THE PURCHASE, HOLDING OR RECEIPT OF PAYMENTS OF PRINCIPAL OF (AND PREMIUM, IF ANY) AND INTEREST ON THE NOTES. SUCH PERSONS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS WITH REGARD TO SUCH MATTERS.

GENERAL

  EXCHANGE RATES AND EXCHANGE CONTROLS. An investment in Notes that are denominated in other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on factors over which the Company has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of a Specified Currency other than U.S. dollars against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

  Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of the Specified Currency at a Note's Maturity or on any other payment date in respect thereof. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at such Note's Maturity. In that event, the Company will repay in U.S. dollars on the basis of the most recently available Exchange Rate. See "Description of Notes--Payment of Principal and Interest".

  Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. Accordingly, payments on Notes made in a Specified Currency other than U.S. dollars will be made from an account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, from an ECU account). See "Description of Notes--Payment of Principal and Interest".

  Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated.

  With respect to any Note denominated in other than U.S. dollars, a Pricing Supplement including a currency supplement with respect to the applicable Specified Currency (which supplement shall include information with respect to applicable current foreign exchange controls, if any), certain federal income tax considerations and the relevant historical exchange rates for the Specified Currency shall constitute a part of this Prospectus Supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

  The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of California. A judgment for money in an action based on a Note denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. Under California law, a judgment on a foreign-money claim is stated in an amount of the foreign currency or currency unit and is payable in that foreign currency or, at the option of the debtor, in United States dollars. The date used to determine the rate of conversion of the currency or currency unit in which any particular
Note is denominated into United States dollars will depend upon various factors.

NOTES DENOMINATED IN ECUS

  If payment on a Note is required to be made in ECUs and on a payment date with respect to such Note, ECUs are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or are no longer used in the European Monetary System, then all payments due on such payment date shall be made in U.S. dollars. The amount so payable on any payment date in ECUs shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis: The component currencies of the ECUs for this purpose (the "Components") shall be the currency amounts that were components of the ECUs as of the last date on which ECUs were used in the European Monetary System. The equivalent of ECUs in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Exchange Rate Agent on the basis of the most recently available Exchange Rate for the Components, or as otherwise indicated in the applicable Pricing Supplement.

  If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

  All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein or in the applicable Pricing Supplement that any determination is subject to approval by the Company) and, in the absence of manifest error, shall be conclusive for all purposes and binding on holders of the Notes and the Company, and the Exchange Rate Agent shall have no liability therefor.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

  Subject to the terms and conditions set forth in the Distribution Agreement, dated December 16, 1996 (the "Distribution Agreement"), the Notes are being offered on a continuing basis by the Company through Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (the "Agents"), who have agreed to use their reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes as a whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, as a whole or in part. The Company will pay the Agents a commission of from
 .125% to .750% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents.

  The Company may also sell Notes to the Agents as principals for their own accounts. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

  In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from the Company. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

  The Agents may sell to or through dealers who may resell to investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act").

  Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

  The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Act. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Act. The Company has agreed to reimburse the Agents for certain expenses.

  Goldman, Sachs & Co. and J.P. Morgan Securities Inc. have performed various investment banking services for the Company and its subsidiaries and may perform such services in the future. Affiliates of J.P. Morgan Securities Inc. have performed commercial banking services for the Company and its subsidiaries and may perform such services in the future.

  The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of any secondary market for the Notes.

                           [LOGO OF AVERY DENNISON]

                                DEBT SECURITIES

                               ----------------

  Avery Dennison Corporation (the "Company") may offer, from time to time, debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") at an aggregate initial offering price not to exceed $150,000,000, or, if the principal of the Debt Securities is payable in a foreign or composite currency, the equivalent thereof at the time of the offering. The Debt Securities may be offered as separate series and may be offered in amounts, at prices and on terms to be determined at the time of sale. When a particular series of Debt Securities (the "Offered Debt Securities") is offered, a supplement to this Prospectus (the "Prospectus Supplement") will be delivered with this Prospectus setting forth the terms of such Offered Debt Securities, including, if applicable, the specific designation, aggregate principal amount, denominations, currency, purchase price, maturity, interest rate (which may be fixed or variable) and time of payment of interest, redemption terms and any listing on a securities exchange of the Offered Debt Securities. All or a portion of the Debt Securities of a series may be issued in temporary or permanent global form.

                               ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.   ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  The Offered Debt Securities may be sold directly, through agents designated from time to time or through underwriters or dealers, which may be a group of underwriters represented by one or more firms, or through a combination of such methods. See "Plan of Distribution." If any agents of the Company or any underwriters or dealers are involved in the sale of the Offered Debt Securities, the names of such agents, underwriters or dealers and any applicable commissions or discounts will be set forth in the Prospectus Supplement.

                               ----------------

  This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                               ----------------

               The date of this Prospectus is December 13, 1996

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Branch of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or may be examined without charge at the offices of the Commission or accessed through the Commission's Internet address at http://www.sec.gov. Such material can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104, on which exchanges the Company's common stock is listed.

  This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "1933 Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Debt Securities offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to such copy filed as a part of the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected without charge at the office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates, or may be examined without charge at the offices of the Commission or accessed through the Commission's Internet address at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's (i) Annual Report on Form 10-K for the fiscal year ended December 30, 1995; (ii) Quarterly Report on Form 10-Q for the quarter ended March 30, 1996; (iii) Quarterly Report on Form 10-Q for the quarter ended June 29, 1996; (iv) Quarterly Report on Form 10-Q for the quarter ended September 28, 1996; and (v) Current Report on Form 8-K dated October 24, 1996 are incorporated in and made a part of this Prospectus.

  All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document deemed to be incorporated herein or contained in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to the Secretary, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103; telephone (818) 304-2000.

                                  THE COMPANY

  The principal business of the Company is the production of self-adhesive materials. Some of these materials are "converted" into labels and other products through embossing, printing, stamping and die-cutting, and some are sold in unconverted form as base materials, tapes and reflective sheeting. The Company also manufactures and sells a variety of office products and other items not involving pressure-sensitive components, such as notebooks, three-ring binders, organizing systems, markers, glue sticks, fasteners, business forms, tickets, tags and imprinting equipment.

  The Company manufactures and sells these products from 200 manufacturing facilities and sales offices located in 33 countries, and employs approximately 15,500 persons worldwide. Its principal corporate offices are located at 150 North Orange Grove Boulevard, Pasadena, California 91103 (telephone: (818) 304-2000).

  The Company was founded in 1935 by R. Stanton Avery, the Founder and Chairman Emeritus, incorporated in California in 1946 and reincorporated in Delaware in 1977. On October 16, 1990, a wholly owned subsidiary of the Company merged into Dennison Manufacturing Company ("Dennison"), Dennison became a wholly owned subsidiary of the Company, and the Company changed its name from Avery International Corporation to Avery Dennison Corporation. References herein to the "Company" are to Avery Dennison Corporation and its subsidiaries, unless the context otherwise requires.

                                USE OF PROCEEDS

  Except as may be set forth in the Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities to reduce domestic variable-rate short-term borrowings, to reduce or retire from time to time other indebtedness and for other general corporate purposes.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown.

                                                          NINE MONTHS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 30, SEPTEMBER 28,
                            1991 1992 1993 1994 1995     1995          1996
                            ---- ---- ---- ---- ---- ------------- -------------
   Ratio of earnings to
    fixed charges.......... 2.7  3.1  3.2  3.9  4.6       4.5           5.7

  The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest), and "fixed charges" consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rent expense (estimated to be 40% for 1991 and 35% for 1992, 1993, 1994, 1995, and for the nine months ended September 30, 1995 and September 28, 1996, respectively) on operating leases deemed representative of interest.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture, dated as of March 15, 1991, between the Company and Security Pacific National Bank, as Trustee, as amended by a First Supplemental Indenture, dated as of March 16, 1993, between the Company and First Trust of New York, National Association, as successor Trustee (the "Trustee"), each of which is incorporated by reference as an exhibit to the Registration Statement (collectively, the "Indenture"). The following summary of certain general provisions of the Indenture and the Debt Securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture, including the definitions therein of certain terms. The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

GENERAL

  The Indenture does not limit the amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time. The Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

  Debt Securities will be issued in fully registered form without coupons and may be issued in whole or in part in the form of one or more global securities ("Global Securities").

  Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the title and aggregate principal amount of the Offered Debt Securities; (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate or rates per annum, or the method for determining such rate or rates, if any, at which the Offered Debt Securities will bear interest; (v) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the regular record dates for such interest payment dates; (vi) the place or places where the principal of (and premium, if any) and interest, if any, on the Offered Debt Securities shall be payable; (vii) any optional or mandatory sinking fund provisions; (viii) the date, if any, after which, or the period or periods, if any, within which, and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the holder thereof and any other terms and provisions of such optional or mandatory redemptions; (ix) the denominations in which any Offered Debt Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof; (x) if other than the principal amount thereof, the portion of the principal amount of Offered Debt Securities which will be payable upon declaration of acceleration of maturity thereof; (xi) any Events of Default with respect to the Offered Debt Securities, if not set forth in the Indenture; (xii) the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable (if other than the currency of the United States of America) which may be different for principal, premium, if any, and interest, if any; (xiii) if the principal of (and premium, if any), or interest, if any, on the Offered Debt Securities are to be payable, at the election of the Company or any holder thereof, in a currency or currencies other than that in which the Offered Debt Securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made; (xiv) if the amount of payments of principal of (and premium, if any), or interest, if any, on the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts will be determined; (xv) whether such Offered Debt Securities are to be issued in whole or in part in the form of one or more Global

Securities; (xvi) the application, if any, of certain provisions of the Indenture relating to defeasance and discharge, and certain conditions thereto; (xvii) any additional covenants or other material terms relating to the Offered Debt Securities (which may not be inconsistent with the Indenture); and (xviii) any Federal income tax consequences applicable to the Offered Debt Securities.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, principal (and premium, if any) will be payable and the Debt Securities will be transferable at the corporate trust office of the Trustee in the City of New York, New York. Unless other arrangements are made, interest, if any, will be paid by checks mailed by first class mail to the holders of Debt Securities at their registered addresses. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  One or more series of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

  Indexed Debt Securities may be issued with the principal amount payable at maturity, or the amount of interest payable on an interest payment date, to be determined by reference to a currency exchange rate, composite currency, commodity price or other financial or non-financial index as set forth in the Pricing Supplement applicable thereto. Holders of indexed Debt Securities may receive a principal amount at maturity that is greater than or less than the face amount of such Debt Securities depending upon the value at maturity of the applicable index. Information as to the methods for determining the principal amount payable at maturity or the amount of interest payable on an interest payment date, as the case may be, any currency or commodity market to which principal or interest is indexed, foreign exchange and other risks and certain additional tax and other considerations with respect to indexed Debt Securities will be set forth in the Pricing Supplement applicable thereto.

  The covenants of the Company under the Indenture, as described below, will not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company, such as a leveraged buyout.

CERTAIN DEFINITIONS

  "Attributable Debt" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangement as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

  "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all liabilities, other than deferred income taxes and Funded Debt and (ii) all goodwill, trade names, trademarks, patents, organizational expenses and other like intangibles, of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

  "Funded Debt" means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Principal Property" means any real property owned at March 15, 1991 or thereafter acquired by the Company or any Subsidiary of the Company the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets other than (i) any property which in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

  "Subsidiary" means a corporation, partnership or trust more than 50% of the outstanding voting stock of which, or similar ownership interest in which, is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

RESTRICTIONS ON SECURED DEBT

  If the Company or any Subsidiary shall incur, issue, assume or guarantee any evidence of indebtedness for borrowed money ("Debt") secured, after March 15, 1991, by a mortgage, pledge or lien ("Mortgage") on any Principal Property of the Company or any Subsidiary, or on any share of capital stock or Debt of any Subsidiary, the Company will secure or cause such Subsidiary to secure the Debt Securities equally and ratably with (or, at the Company's option, prior to) such secured Debt, so long as such secured Debt is so secured, unless, after giving effect thereto, the aggregate amount of all such secured Debt, together with all Attributable Debt of the Company and its Subsidiaries with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "Restrictions on Sales and Leasebacks" below), would not exceed 10% of Consolidated Net Tangible Assets.

  The above restriction will not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by (a) Mortgages on property of the Company or any Subsidiary, or on any shares of capital stock of or Debt of any Subsidiary, existing on March 15, 1991, (b) Mortgages on property of, or on any shares of capital stock of or Debt of, any corporation existing at the time such corporation becomes a Subsidiary, (c) Mortgages in favor of the Company or any Subsidiary, (d) Mortgages in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute, (e) Mortgages on property, shares of capital stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction Mortgages which are entered into within specified time limits,
(f) Mortgages securing industrial revenue bonds, pollution control bonds or other similar types of bonds, (g) mechanics and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith, (h) Mortgages arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license, (i) Mortgages for taxes, assessments or governmental charges or levies which are not then delinquent or, if delinquent, are being contested in good faith, (j) Mortgages (including judgment liens) arising from legal proceedings being contested in good faith (and, in the case of judgment liens, execution thereof is stayed) and (k) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (j) inclusive or any Debt secured thereby, provided that such extension, renewal or replacement will be limited to all or part of the same property, shares of capital stock or Debt that secured the Mortgage extended, renewed or replaced.

RESTRICTIONS ON SALES AND LEASEBACKS

  Neither the Company nor any Subsidiary may, after March 15, 1991, enter into any sale and leaseback transaction involving any Principal Property, unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Mortgages on Principal Properties, or on shares of capital stock or Debt of Subsidiaries (with the exception of secured Debt which is excluded as described in "Restrictions on Secured Debt" above), would not exceed 10% of Consolidated Net Tangible Assets.

  This restriction will not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if (a) the lease is for a period, including renewal rights, of not in excess of three years, (b) the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction, (c) the lease secures or relates to industrial revenue bonds, pollution control bonds or other similar types of bonds, (d) the transaction is between the Company and a Subsidiary or between Subsidiaries, or (e) the Company or a Subsidiary, within 120 days after the sale or transfer shall have been made by the Company or by a Subsidiary, applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined in any manner approved by the Board of Directors) to (i) the retirement of the Debt Securities or other Funded Debt of the Company ranking on a parity with or senior to the Debt Securities, or the retirement of the securities or other Funded Debt of a Subsidiary; provided, however, that the amount to be applied to the retirement of such Funded Debt of the Company or a Subsidiary shall be reduced by (x) the principal amount of any Debt Securities (or other notes or debentures constituting such Funded Debt) delivered within such 120-day period to the Trustee or other applicable trustee for retirement and cancellation and (y) the principal amount of such Funded Debt, other than items referred to in the preceding clause (x), voluntarily retired by the Company or a Subsidiary within 120 days after such sale; and provided further, that notwithstanding the foregoing, no retirement referred to in this clause
(i) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision, or (ii) the purchase of other property which will constitute a Principal Property having a fair market value, in the opinion of the Board of Directors, at least equal to the fair market value of the Principal Property leased in such sale and leaseback transaction.

RESTRICTIONS ON THE PAYMENT OF DIVIDENDS AND OTHER PAYMENTS

  The Company may not declare or pay any dividends or make any distributions on its capital stock (except in shares of, or warrants or rights to subscribe for or purchase shares of, capital stock of the Company), nor may the Company or any Subsidiary make any payment to retire or acquire shares of such stock, at a time when a payment default described in clause (i), (ii) or (iii) of "Events of Default" below has occurred and is continuing.

MERGER AND CONSOLIDATION

  The Company covenants that it will not merge, consolidate or sell, convey, transfer or lease its properties or assets substantially as an entirety and the Company will not permit any Person to consolidate with or merge into the Company unless, among other things, (a) the successor Person is the Company or another corporation, partnership or trust which assumes the Company's obligations on the Debt Securities and under the Indenture, (b) after giving effect to such transaction, the Company or the successor Person would not be in default under the Indenture and (c) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to an encumbrance which would not be permitted by the Indenture, the Company or such successor Person takes such steps as are necessary effectively to secure the Debt Securities equally and ratably with (or, at the option of the Company, prior to) all indebtedness secured thereby.

EVENTS OF DEFAULT

  The Indenture defines "Events of Default" with respect to the Debt Securities of any series as being one of the following events: (i) default in the payment of any installment of interest on that series for 30 days after becoming due; (ii) default in the payment of principal of (or premium, if any, on) that series when due; (iii) default in the deposit of any sinking fund payment on that series when due; (iv) default in the performance or breach of any other covenant or warranty of the Company in the Debt Securities of that series or the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of any series of Debt Securities other than that series) for 60 days after notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of such series; (v) default under any mortgage, indenture (including the Indenture) or instrument under which there is issued, or which secures or evidences, any indebtedness for borrowed money of the Company or any Subsidiary existing as of March 15, 1991 or thereafter created, which default shall constitute a failure to pay principal of such indebtedness in an amount exceeding $10,000,000 when due and payable (other than as a result of acceleration), after expiration of any applicable grace period with respect thereto, or shall have resulted in an aggregate principal amount of such indebtedness exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 10 days after notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of such series; (vi) certain events of bankruptcy, insolvency or reorganization; and (vii) any other Event of Default provided with respect to Debt Securities of that series. If an Event of Default shall occur and be continuing with respect to the Debt Securities of any series, either the Trustee or the holders of at least 25% in principal amount of the Debt Securities then outstanding of that series may declare the principal (or such portion thereof as may be specified in the Prospectus Supplement relating to such series) of the Debt Securities of such series to be immediately due and payable.

  The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to Debt Securities of a series, give the holders of such Debt Securities of such series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Debt Security of such series or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of Debt Securities of such series.

  The Company will be required to furnish to the Trustee annually a statement by certain officers of the Company stating whether or not, to the best of their knowledge, the Company is in default in the performance and observance of any of the terms, provisions and conditions of certain covenants contained in the Indenture and, if the Company is in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

  The holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, and to waive certain defaults with respect thereto. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

MODIFICATION OF THE INDENTURE

  With certain exceptions, the Indenture may be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected by the modification; provided, however, that no such modification or amendment may be made, without the consent of the holder of each Debt Security affected, which would (i) reduce the principal amount of or the interest on any Debt Security, change the stated maturity of the principal of, or any installment of interest on, any Debt Security, or the other terms of payment thereof, or (ii) reduce the above-stated percentage of Debt Securities, the consent of the holders of which is required to modify or amend the Indenture, or the percentage of Debt Securities of any series, the consent of the holders of which is required to waive certain past defaults.

DEFEASANCE AND COVENANT DEFEASANCE

  Under the Indenture, the Company may elect to discharge (a "defeasance") its obligations with respect to the outstanding Debt Securities of a series (other than certain obligations to the Trustee and the Company's obligations with respect to the registration, transfer and exchange of Debt Securities, mutilated, destroyed, lost and stolen Debt Securities, the maintenance of an office or agency in the place of payment for such series and the treatment of funds held by Paying Agents), or may elect to be released from the restrictions described under "Restrictions on Secured Debt", "Restrictions on Sales and Leasebacks" and "Restrictions on the Payment of Dividends and Other Payments" above and any other provisions identified in the accompanying Prospectus Supplement ("covenant defeasance") if, among other things, (i) the Company has irrevocably deposited or caused to be deposited with the Trustee (or other satisfactory trustee), as trust funds for the payment of such Debt Securities, money or U.S. Government Obligations (as defined in the Indenture), or a combination thereof, which through the scheduled payment of principal and interest will provide money in an amount sufficient, without reinvestment, to pay and discharge at maturity or redemption the entire amount of principal of (and premium, if any) and interest, if any, on such Debt Securities and any mandatory sinking fund payments or analogous payments applicable to the outstanding Debt Securities of such series; (ii) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such Debt Securities shall have occurred and be continuing on the date of such deposit and, for certain purposes, at any time during the period ending on the 123rd day after the date of deposit, or any longer preference period; (iii) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest as referred to in the Indenture; (iv) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or other material agreements or instruments of the Company or cause the Debt Securities, if listed on a national securities exchange, to be delisted; and
(v) the Company provides the Trustee with an opinion of counsel to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance or defeasance, as the case may be, and will be subject to Federal income tax on the same amounts and at the same times as would have been the case if such covenant defeasance or defeasance, as the case may be, had not occurred and, in the case of a defeasance, such opinion is based upon a ruling issued by the Internal Revenue Service or a change in the applicable Federal income tax law since the date of the Indenture to that effect.

CONCERNING THE TRUSTEE

  First Trust of New York, National Association is the Trustee under the Indenture and has been appointed by the Company as initial Security Registrar (as defined in the Indenture) with regard to the Debt Securities.

                             PLAN OF DISTRIBUTION

GENERAL

  The Company may sell Offered Debt Securities (i) to or through underwriters or dealers; (ii) through agents; (iii) directly to purchasers; or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the 1933 Act. The Prospectus Supplement relating to the Offered Debt Securities sets forth their offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any discounts, commissions and other items constituting compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Debt Securities may be listed.

  If underwriters are used in the sale, the Offered Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Offered Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Offered Debt Securities may be entitled to indemnification or contribution by the Company against certain liabilities, including liabilities under the 1933 Act.

  The specific terms and manner of sale of Offered Debt Securities will be set forth or summarized in the Prospectus Supplement.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to acceptance by the Company. The obligations of any purchaser under any such contracts will be subject to the condition that the purchase of Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                LEGAL OPINIONS

  The validity of the Debt Securities will be passed upon for the Company by Latham & Watkins, and for the underwriters, dealers or agents, if any, by O'Melveny & Myers LLP, unless otherwise specified in the Prospectus Supplement.

                                    EXPERTS

  The consolidated balance sheet of the Company as of December 30, 1995 and December 31, 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 30, 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding the Company's adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", SFAS No. 109, "Accounting for Income Taxes" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits" during 1993, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITA-TION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLIC-ITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUP-PLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.


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                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Use of Proceeds............................................................  S-2
Description of Notes.......................................................  S-2
Certain United States Federal Income Tax Considerations.................... S-16
Foreign Currency Risks..................................................... S-24
Supplemental Plan of Distribution.......................................... S-26

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Ratio of Earnings to Fixed Charges.........................................    3
Description of Debt Securities.............................................    4
Plan of Distribution.......................................................   10
Legal Opinions.............................................................   11
Experts....................................................................   11

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                                 $150,000,000

                           [LOGO OF AVERY DENNISON]

                          MEDIUM-TERM NOTES, SERIES D

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                             PROSPECTUS SUPPLEMENT
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                             GOLDMAN, SACHS & CO.

                               J.P. MORGAN & CO.

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